                          CODE OF ETHICS – Revised January 1, 2008

                             BREAD & BUTTER FUND, INC.

Pursuant to the requirements of Rule 17j-1 and 204A-1 Code of Ethics under the

Investment Company Act of 1940 (the "1940 Act") and in order to protect against certain unlawful acts, practices and courses of business by certain individuals or entities related to the Bread & Butter Fund, Inc.(the "Fund"), the Fund hereby adopts the following Code of Ethics and procedures for implementing the provisions of the Code.

Section 406 of the Sarbanes-Oxley Act of 2002 concerns the disclosure of a company's Code of Ethics. This Code of Ethics is meant to promote:

*Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

*Full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange

Commission ("SEC") and in other public communications made by the Fund;

*Compliance with applicable laws and governmental rules and regulations;

*The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

*Accountability for adherence to the Code.

The Board of Directors of the Bread has adopted this Code of Ethics Bread & Butter Fund, Inc. (the "Fund"). It is based on the principle that the Directors and Officers of the Fund owe a fiduciary duty to the Fund's shareholders to conduct their affairs, including their personal transactions, in such a manner as to avoid 1) Serving their own interests ahead of the shareholders, 2) Taking advantage of their position, and 3) Any actual or potential conflicts of interest.

 I. Definitions. As used in this Code of Ethics, the Following terms shall have the following meanings:

(a) "Adviser" shall mean Potkul Capital Management, LLC.

(b) "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations there under, except that the determination of direct or indirect beneficial ownership shall apply to all securities that a person has or acquires. It includes ownership by a member of a person's immediate family (such as a spouse, minor children and adults living in such person's home) and trusts of which such person or an immediate family member of such person is a trustee or in which any such person has a beneficial interest.

(c) "Security" shall have the same meaning set forth in Section 2 (a) (36) of

The 1940 Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the United States Government, Bankers Acceptances, Bank certificates of deposit, Commercial Paper and high- quality short-term debt instruments, including repurchase agreements. (d) "Transaction" shall mean any purchase, sale or any type of acquisition or disposition of securities.

II. Restrictions on Trading. Directors and Officers are restricted from willfully purchasing, for beneficial ownership, any securities before receiving prior approval from the Chief Compliance Officer – James B. Potkul ("CCO") of the Fund or in the case of James B. Potkul – President and Adviser to the Fund, he must receive approval from the independent Chairman of the Board – Donald J. McDermott.

(a)If the Adviser is buying, selling or contemplating action of the security for the Fund, one business-day must pass after action by the Fund to receive approval for a transaction. These procedures will ensure that our shareholders have first access to our investment ideas.

(b)Once a trade approval form has been submitted and a pre-approval trade has been granted, the access person(s) has 15 days from the date of approval until the approved trade expires. If 15 days pass without any action taken, the access person must resubmit a new trade approval form and be granted permission again.

(c)All access persons are prohibited in making investments in initial public offerings or so called “IPOs”.

III. Reporting Requirements: Enforcing and monitoring a Code of Ethics is a major part of any code with the following reporting requirements:

(a) Initial Holdings Report. A complete report of each person's securities holdings and amount of shares (as defined under Rule 204A-1) must be submitted to the Chief Compliance Officer James B. Potkul ("CCO") within 10 days of the supervised person becoming an access person. The brokerage statements or the Initial Holdings Report submitted must have information current as of a date no more than 45 days prior to the date the person becomes an access person. This includes all covered persons and/or members of his/her immediate family members living in the household and any account in which the person has a direct or indirect beneficial interest. The report should include the security title, number of shares, principal amount of the covered security, the name of the broker whom the access person maintains an account(s) and the date the report is submitted.

(b) Quarterly Transaction Reports. No Later than 30 days after the end of each calendar quarter, access persons must submit the following with respect to ,any transactions during the quarter; the date of the transaction, name of security, the number of shares, price, principal amount, purchase or sale and name of broker and the date the report is submitted. Copies of Brokerage statements along with trade confirmations (as transactions occur) can be sent directly to the Chief Compliance Officer, James B. Potkul will cover the requirements.

(c) Annual Holdings Reports. Each access person must submit an annual holdings report listing his or her securities holdings as of a date no more than 45 days to the date the report is submitted. Information required to submit is the security name, number of shares, principal amount, name of the broker whom access person maintains an account(s) and the date the report is submitted.

(d) Exemptions.

    1. Accounts over which the access person has no direct or indirect influence or control.

    2. Automatic investment plan transactions.

    3. Duplicate information in brokerage trade confirmations or account statements that an adviser receives.

    4. Alternative records of an adviser with only one access person.

IV. Prohibition on Certain Actions. Directors and Officers of the Fund, in connection with the purchase or sale of securities, shall not:

    (a) Employ any device, scheme or artifice to defraud the Fund.

    (b) Make any untrue statement of a material fact to the Fund, or to omit to state a material fact in an effort to mislead the Fund.

    (c) Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund.

    (d) Engage in any manipulative practice with respect to the Fund.

    (e) Disclose, divulge or communicate to any person (other than covered persons), directly or indirectly, any inside information regarding the Fund and relating to held securities, Adviser's securities recommendations or any completed or proposed transactions involving held securities.

 V. Code of Ethics of Adviser. All directors and officers of the Fund who also are directors, officers or employees of the Adviser are subject to the Code of Ethics of the Adviser, which is incorporated by reference herein. The Fund shall require its Investment Adviser and principal broker adopt a Code of Ethics similar to this Code with respect to the Fund's portfolio securities.

VI.Reporting to Board of Directors. If issues or concerns arise with regards to this Code of Ethics, the Chief Compliance Officer (CCO) of the Fund shall provide the Board of Directors with a report that describes such issues. An error and mistake log shall be maintained.

VII.Sanctions, if any director or officer violates any provision set forth in this Code of Ethics,the directors shall impose sanctions as deemed appropriate including, but not limited to, a letter of censure, termination of position, fines or a waiver of penalty.

Signature: _____________________________     Date:________________

Name:___________________________________    Title:_________________

Authorized Signature:_______________________ Date:________________